PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
November 23, 2020

Contact:	Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. ANNOUNCES NEW APPOINTMENTS TO BOARD OF DIRECTORS

New York, NY – PVH Corp. [NYSE: PVH] today announces the appointments of Allison Peterson, Chief Customer Officer for Best Buy Co., Inc., and George Cheeks, President and CEO of the CBS Entertainment Group, to its Board of Directors. Their deep experience in successfully navigating consumer disruption will provide perspective as PVH continues to evolve as one of the world’s largest apparel companies.

“PVH is pleased to welcome Allison Peterson and George Cheeks to our Board of Directors. We believe that their expertise in understanding target audiences, digital leadership and creating consumer connections will build on our inherent strengths − two of the most iconic fashion brands in the world and the talented team behind them,” said Manny Chirico, Chairman and CEO. “It’s important to have new, diverse voices advising our successful strategy for the new normal.”

Peterson is responsible for the Customer Strategy, Consumer Insights and Research, Experience Design and Membership/Loyalty for Best Buy, playing an instrumental role in building out its digital presence to align with new consumer behaviors. She has a proven track record of delivering strong consumer engagement fueled by strategic marketing, cross-channel experiences and brand positioning. Her career has been entirely focused in retail, first at Target Corp. and then in several leadership roles at Best Buy, including Chief Marketing Officer and President of E-Commerce.

With over 25 years of experience in the media and entertainment industry, George has demonstrated his deep understanding of how an iconic brand grows with its audience in the context of changing distribution, culture, lifestyles and preferences. Now driving the development of CBS’ core assets, George previously served in several senior executive positions that spanned creative, business and operational roles at NBCUniversal. Most recently, he was Vice Chairman, NBCUniversal Content Studios.

The appointments of Peterson and Cheeks are effective January 26 and March 22, 2021, respectively. PVH also announces its intent to appoint Stefan Larsson, President PVH Corp., to the Board as part of its previously announced CEO succession plan.

The addition of Peterson and Cheeks is part of the refreshment process undertaken by the Board of Directors, as supported by the Board’s Nominating, Governance & Management Development Committee. They continue to evaluate membership both on the Board and its Committees.

More information about PVH Corp.'s Board of Directors and corporate governance practices can be found here:  https://www.pvh.com/investor-relations/governance/board.

ABOUT PVH
PVH is one of the most admired fashion and lifestyle companies in the world. We power brands that drive fashion forward – for good. Our brand portfolio includes the iconic Calvin Klein, TOMMY HILFIGER, Van Heusen, IZOD, ARROW, Warner’s, Olga and Geoffrey Beene brands, as well as the digital-centric True&Co. intimates brand. We market a variety of goods under these and other nationally and internationally known owned and licensed brands. PVH has over 40,000 associates operating in over 40 countries and $9.9 billion in 2019 revenues. That's the Power of Us. That’s the Power of PVH.